UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2015

HELIUS MEDICAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Wyoming	000-55364	36-4787690
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Suite 400, 41 University Drive
Newton, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 809-2018

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On January 5, 2015, Wicab Inc. (“Wicab”) sued Helius Medical Technologies, Inc. (the “Company”), NeuroHabilitation Corporation, two of the Company’s and NeuroHabilitation Corporation’s directors, Yuri Danilov and Mitch Tyler, and Advanced NeuroRehabilitation, LLC, in the U.S. District Court for the Western District of Wisconsin. Advanced NeuroRehabilitation, LLC is the licensor to the Company of three issued patents (U.S. Patent Nos. 8,849,407 and 8,909,345 and 9,020,612) and other patents pending related to neurostimulation methods and devices. The complaint contained various state and common law claims arising from Messrs. Danilov’s and Tyler’s prior employment with Wicab and relating to ownership of two of the issued patents (U.S. Patent Nos. 8,849,407 and 8,909,345). U.S. Patent No. 9,020,612 was not included in the Wicab complaint. The complaint alleged, among other things, that following their departure from Wicab, Danilov and Tyler knowingly filed patent applications for and used ideas and inventions developed at Wicab in violation of various non-competition and confidentiality agreements, and that the two issued patents are therefore rightfully the property of Wicab. The complaint sought an unspecified amount of monetary damages, an injunction preventing NeuroHabilitation Corporation from using the ideas and inventions in the two patents, an order transferring ownership of the patents from Advanced NeuroRehabilitation, LLC to Wicab, and recovery of costs and attorneys’ fees. The Company conducted an internal investigation and determined that Wicab expressly waived all rights in the two issued patents and, additionally, that Wicab’s claims were barred by the six year statute of limitations in Wisconsin. On January 14, 2015, the Company informed Wicab of its belief that the claims were barred due to the express waiver and the statute of limitations. On the same day, Wicab dismissed the complaint without prejudice.

     On October 12, 2015, the Company received a letter from Wicab alleging that the two issued patents were invalid in view of prior art cited in the letter, including scientific publications and patent applications, and that Paul Bach-y-Rita, Wicab’s founder, should have been named as an inventor on these two issued patents. Wicab indicated in the letter that it may file reexamination or inter partes review proceedings with the U.S. Patent Office to attempt to invalidate the claims in the two issued patents. Wicab also stated that it would consider an unspecified “business solution” to resolve this matter. The Company is planning to engage in settlement discussions with Wicab. In the event that a settlement is not reached, Wicab may file reexamination or inter partes review proceedings with the U.S. Patent Office to challenge the validity of the two issued patents. We expect that the two issued patents will be useful in preventing competitors from making, using and/or selling products for neurorehabilitation in the United States. If the Company receives adverse decisions from the U.S. Patent Office in connection with these proceedings, some or all of the claims in the two patents may be invalidated or otherwise impaired, which could prevent the Company from bringing an infringement suit against a future competitor making use of the PoNS technology for neurorehabilitation, and could have a material adverse effect on the Company’s business, operating results and financial condition. Wicab may also take other actions against the Company, its assets, intellectual property rights, officers, directors, employees, agents or other persons or entities which may also have a material adverse effect on its business, operating results and financial condition. Given the preliminary stage and the inherent uncertainty of the potential outcome of this matter, we cannot estimate the reasonably possible range of loss at this time. Accordingly, no loss accrual has been provided in our financial statements.

     The foregoing information speaks only as of the date hereof. The Company does not intend, nor assume any obligation, to publicly update the foregoing information, whether as a result of new information, future developments or otherwise, except to the extent required by law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIUS MEDICAL TECHNOLOGIES, INC.

Date: December 4, 2015

	By:	/s/Joyce LaViscount
	Name:	Joyce LaViscount
	Title:	Chief Financial Officer